Exhibit 99.1

Velocity Express Announces First Quarter Fiscal 2009 Results

WESTPORT, Conn. November 12, 2008 — Velocity Express Corporation (NASDAQ: VEXP) , the nation’s largest provider of time definite regional delivery solutions, announced operating results for its quarter ended September 27, 2008.

Highlights:

•	Second consecutive quarter of positive adjusted EBITDA

•	Gross margin improved 240 basis points from last year

•	Successfully executed largest new customer start-up in company history

Vincent A. Wasik, Velocity’s Chairman and Chief Executive Officer, stated, “We are pleased to have achieved our second consecutive quarter of positive adjusted EBITDA despite the dramatic economic slowdown. Gross margin continued to improve from year to year and we continued to manage all other operating expenses in line with revenue. Gross margin dropped back somewhat from the June quarter because of costs incurred to execute the Stage Stores start-up.”

“While the softening economy certainly affected revenue from continuing customers, it also heightened the need for both current and prospective customers to seek out more cost effective, outsourced delivery solutions. One early indicator of this trend was the decision by Stage Stores to award us the contract to provide store replenishment services for 327 stores in their Peebles division across 27 states throughout the East Coast and Midwest. This was the largest single new customer start-up in the history of our company. With DHL’s recently announced withdrawal from the U.S. domestic delivery market and continued economic pressure around the globe, we have also seen heightened interest from potential international partners who see the opportunity to offer a new, more cost-effective, package delivery solution to manufacturers and retailers with global supply chains.”

Financial Summary for the quarter:	Quarters Ended
($ 000’s)	9/27/08	6/28/08	9/29/07
Revenue	$72,573	$79,306	$93,307
Gross Profit before depreciation	19,711	22,787	23,140
Gross Margin % before depreciation	27.2%	28.7%	24.8%
Operating Expenses included in Adjusted EBITDA *	18,263	20,354	23,053
Adjusted EBITDA *	$1,448	$2,433	$87
Depreciation, Amortization, Non-Cash Compensation and Non-recurring Expenses for Integration, Restructuring, Litigation, Global Alliance Strategic Transaction and Debt Restructuring	1,764	1,744	2,638
(Loss)/Gain from Operations before goodwill impairment	(316)	689	(2,551)
Goodwill impairment	—	46,653	—
Loss from Operations	$(316)	$(46,964)	$(2,551)

*	see Exhibit B

Revenue for the quarter ended September 27, 2008 was $72.6 million compared to $79.3 million in the June quarter of 2008 and $93.3 million in the September quarter of 2007. The Company reported gross profit before depreciation for the quarter of $19.7 million, or 27.2% of sales, compared to $22.8 million, or 28.7%, in the June quarter of 2008 and $23.1 million, or 24.8%, for the same quarter last year. Operating expenses included in Adjusted EBITDA were $18.3 million compared to $20.4 million in the June quarter and $23.1 million in the same quarter last year. Adjusted EBITDA was $1.4 million compared to $2.4 million in the June 2008 quarter and $0.1 million for the September quarter last year. The operating loss for the September quarter was $0.3 million, compared to a loss of $47.0 million in the June quarter (which included a goodwill impairment of $46.7 million principally related to the CD&L acquisition) and $2.6 million in the September quarter last year.

The Company’s calculation of Adjusted EBITDA for both the September and June quarters includes adjustments for expenses we are incurring for: (1) creation of the global alliance of domestic time-definite package delivery companies in other countries around the world, (2) certain non-recurring expenses associated with the May 2008 debt re-structuring and (3) our wrongful termination litigation against a former customer. Adjusted EBITDA for the June 2008 quarter has been restated to reflect these adjustments.

Ted Stone, Velocity’s Chief Financial Officer stated, “Our improving financial performance has allowed us to continue making good progress to replace our current revolving credit facility despite the softening economy and recent turmoil in the global credit markets. On November 12, we executed a formal commitment letter with the U.S. subsidiary of a major European bank and began final loan documentation. We expect to close this agreement before the calendar year-end.”

Conference Call

Velocity will host a conference call on Thursday, November 13 at 9:00 a.m. ET to discuss the company’s fourth quarter results. To participate in the call by phone, dial 877-407-9210 approximately five minutes prior to the scheduled start time. International callers please dial 201-689-8049. A webcast will be available at www.velocityexpress.com as well as at www.InvestorCalendar.com. A replay of the webcast can be heard by visiting the investor relations section of the Velocity Express website. A replay of the teleconference will be available for 14 days after the call and may be accessed domestically by dialing 877-660-6853 and international callers may dial 201-612-7415. Callers should use account number 286 and passcode 303251.

About Velocity Express

Velocity Express has one of the largest time definite nationwide delivery networks, providing a national footprint for customers desiring same day service throughout the United States. The Company’s services are supported by a customer-focused technology infrastructure, providing customers with the reliability and information they need to manage their transportation and logistics systems, including a proprietary package tracking system that enables customers to view the status of any package via a flexible web reporting system.

Forward Looking Statements

Certain statements in this press release, and other written or oral statements made by or on behalf of the Company, may constitute “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and the Company’s future performance that are not historical facts, as well as management’s expectations, beliefs, plans, objectives, assumptions and projections about future events or future performance, are forward looking statements within the meaning of these laws. Forward-looking statements include statements that are preceded by, followed by, or include words such as “believes,” “expects,” “anticipates,” “plans,” “estimates,” “intends,” or similar expressions and include statements about our ability to improve gross margins, and if so, our ability to continue as a going concern, our ability to replace our current revolving credit facility and our ability to provide high quality cost effective outsourcing solutions. These statements are based on beliefs and assumptions of the Company’s management, which in turn are based on currently available information. These assumptions could prove inaccurate.

Forward-looking statements are also affected by known and unknown risks that may cause the actual results of the Company to differ materially from any future results expressed or implied by such forward-looking statements. Many of these risks are beyond the ability of the Company to control or predict. Such factors include, but are not limited to, the following: we may not be able to obtain a replacement senior secured loan facility with a new lender on satisfactory terms; we may be unable to fund our future capital needs and we may need funds sooner than anticipated; we may be unable to maintain driver pay at acceptable levels or improve gross margins and if so, we may be unable to continue as a going concern; we may be unable to continue to provide high quality, cost effective outsource solutions for our customers; we may be adversely affected by the recessionary economy and our large customers could reduce or discontinue using our services; we could be exposed to litigation stemming from the accidents or other activities of our drivers; we could be required to pay withholding taxes and extend employee benefits to our independent contractors; we could fail to comply with the covenants in our existing or new credit agreements, including those related to EBITDA and available cash; we have a substantial amount of debt and preferred stock outstanding, and our ability to operate and financial flexibility are limited by the agreements governing our debt and preferred stock; we may be required to redeem our debt at a time when we do not have the funds to do so; and the other risks identified in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended June 28, 2008. as well as in the other documents that the Company files from time to time with the Securities and Exchange Commission. Management believes that the forward-looking statements contained in this release are reasonable; however, undue reliance should not be placed on any forward-looking statements contained herein, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and management undertakes no obligation to publicly update any of them in light of new information or future events.

Contact:

Velocity Express Corporation

Edward W. (Ted) Stone, CFO

203-349-4199

tstone@velocityexp.com

or

Institutional Marketing Services (IMS)

John G. Nesbett/Jennifer Belodeau

203-972-9200

jnesbett@institutionalms.com

EXHIBIT A:

VELOCITY EXPRESS CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Amounts in thousands)

	September 27, 2008	June 28, 2008
ASSETS
Current assets:
Cash	$4,356	$4,240
Accounts receivable, net of allowance of $1,385 and $1,724 at September 27, 2008 and June 28, 2008 respectively	24,031	25,126
Accounts receivable - other	1,086	815
Prepaid insurance	1,827	1,635
Other prepaid expenses and other current assets	814	720

Total current assets	32,114	32,536
Property and equipment, net	6,722	6,981
Goodwill	35,138	35,138
Intangible assets, net	20,800	21,333
Deferred financing costs, net	1,887	2,164
Other assets	3,804	3,797

Total assets	$100,465	$101,949

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Trade accounts payable	$28,260	$26,533
Accrued wages and benefits	3,808	4,078
Accrued legal and claims	2,561	4,102
Accrued insurance and claims	2,922	3,075
Accrued interest	4,671	5,708
Related party liabilities	16	52
Other accrued liabilities	1,431	1,705
Revolving line of credit	8,014	7,942
Current portion of long-term debt	1,114	1,152

Total current liabilities	52,797	54,347
Long-term debt, less current portion	56,877	46,498
Accrued insurance and claims	535	538
Other long-term liabilities	3,840	4,992
Commitments and contingencies

Total shareholders’ deficit	(13,584)	(4,426)

Total liabilities and shareholders’ deficit	$100,465	$101,949

EXHIBIT A:

VELOCITY EXPRESS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE MONTH PERIODS ENDED SEPT. 27, 2008, JUNE 28, 2008, AND SEPT. 29, 2007

(Unaudited)

(Amounts in thousands, except per share data)

	Three Months Ended
	September 27, 2008	June 28, 2008	September 29, 2007
Revenue	$72,573	$79,306	$93,307
Cost of services	52,862	56,519	70,167
Depreciation	495	453	301

Gross profit	19,216	22,334	22,839
Operating expenses:
Occupancy	4,393	4,932	4,630
Selling, general and administrative	13,870	15,422	18,423

	18,263	20,354	23,053
Non-recurring expenses for Litigation / Global Alliance Strategic Transaction / Debt Restructuring	443	288	—
Stock based compensation	—	—	86
Integration and restructuring costs	—	(23)	775
Depreciation. Amortization, non-goodwill asset impairment	826	1,026	1,476

Total operating expenses before goodwill impairment	19,532	21,645	25,390
(Loss) gain from operations before goodwill impairment	(316)	689	(2,551)
Goodwill impairment	—	46,653	—

Loss from operations	(316)	(45,964)	(2,551)
Other income (expense):
Interest expense, net	(9,016)	(7,273)	(4,872)
Other (debt extinguishment gain of $13.9 million in June ‘08)	(7)	13,940	1

Loss before income taxes and minority interest	(9,339)	(39,297)	(7,422)
Income taxes	—	89	100

Net loss	$(9,339)	$(39,386)	$(7,522)

Net loss applicable to common shareholders	$(11,278)	$(44,090)	$(11,144)

Basic and diluted net loss per share (1)	$(3.45)	$(15.33)	$(4.22)

Weighted average common stock shares outstanding used in basic and diluted net loss per share calculation (1)	3,272	2,875	2,642

(1)	Basic and diluted net loss per share and the weighted average common stock shares outstanding used in these calculations for all periods have been adjusted to reflect the 1-for-15 reverse stock split on December 6, 2007.

EXHIBIT B: USE OF NON-GAAP FINANCIAL MEASURES

This press release includes disclosures regarding “Adjusted EBITDA”, which is a non-GAAP financial measure. Adjusted EBITDA, is comprised of historical EBITDA, as adjusted for certain non-cash expenses. EBITDA is defined as net earnings (loss) before interest expenses, income taxes, depreciation and amortization on an historical basis. We believe net income (loss) is the most directly comparable financial measure to EBITDA under GAAP.

We present Adjusted EBITDA for several reasons. Management believes Adjusted EBITDA is useful as a means to evaluate our ability to fund our estimated uses of cash, including the payment of interest on our debt. In addition, we have presented Adjusted EBITDA to investors in the past because it is frequently used by investors, securities analysts and other interested parties in the evaluation of companies in our industry, and management believes presenting it here provides a measure of consistency in our financial reporting. Adjusted EBITDA is also more closely correlated than other GAAP financial measures to the definition of Consolidated Cash Flow in our Indenture and the definition of EBITDA in our Revolving Credit Agreement. These measures are components of the restrictive covenants and financial ratios contained in the agreement(s) governing our debt that require us to maintain compliance with these covenants and limit certain activities, such as our ability to incur additional debt and to pay dividends. As a result, management believes the presentation of Adjusted EBITDA provides important additional information to investors.

While we use Adjusted EBITDA in managing and analyzing our business and financial condition and believe it is useful to our management and investors for the reasons described above, it has certain shortcomings. In particular, Adjusted EBITDA does not represent the residual cash flows available for discretionary expenditures, since items such as debt repayment and interest payments are not deducted from such measure. Accordingly, it should not be construed as an alternative to net cash from operating or investing activities, cash flows from operations or net income (loss) as defined by GAAP and is not, on its own, necessarily indicative of cash available to fund our cash needs as determined in accordance with GAAP. In addition, not all companies use identical calculations of Adjusted EBITDA, and our calculation of Adjusted EBITDA may not be comparable to Adjusted EBITDA or other similarly titled measures of other companies.

A reconciliation of the differences between Adjusted EBITDA and the most directly comparable financial measure presented in accordance with GAAP is included in the table that follows.

Reconciliation of Non-GAAP Financial Measures

VELOCITY EXPRESS CORPORATION AND SUBSIDIARIES

FOR THE THREE MONTH PERIODS ENDED SEPT. 27, 2008, JUNE 28, 2008, AND SEPT. 29, 2007

(Amounts in thousands)

	Three Months Ended
	September 27, 2008	June 28, 2008	September 29, 2007
Net loss	$(9,339)	$(39,386)	$(7,522)
Interest expense, net	9,016	7,273	4,872
Income taxes	—	89	100
Depreciation	773	708	1,096
Amortization of intangible assets	533	771	681
Stock based compensation	—	—	86
Other non-operating income	—	—	(1)
Asset impairments	15	46,653	—
Loss / (Gain) on debt extinguishment	7	(13,940)	—
Integration & Restructuring costs		(23)	775
Non-recurring Expenses for Litigation / Global Alliance Strategic Transaction / Debt Restructuring	443	288	—

Adjusted EBITDA	$1,448	$2,433	$87